Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-3882

FOOT LOCKER, INC. REPORTS 2018 SECOND QUARTER RESULTS

• Net Income of $88 Million, or $0.75 Per Share • Comparable-Store Sales Increased 0.5 Percent

NEW YORK, NY, August 24, 2018 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its second quarter ended August 4, 2018.

Second Quarter Results

Net income for the Company’s second quarter ended August 4, 2018 was $88 million, or $0.75 per share, compared to net income of $51 million, or $0.39 per share in the same period of fiscal 2017.

Second quarter comparable store sales increased 0.5 percent. Total second quarter sales increased 4.8 percent, to $1,782 million this year, compared to sales of $1,701 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter increased 3.9 percent. The Company’s gross margin rate increased to 30.2 percent from 29.6 percent a year ago, while the SG&A expense rate increased to 21.3 percent from 19.9 percent in the second quarter of 2017.

“Our performance reflects the work we are doing on several fronts to position the Company to succeed in a rapidly evolving retail environment,” said Richard Johnson, Chairman and Chief Executive Officer. “We remain optimistic that our improving product flow and depth in premium styles positions us to deliver stronger comparable sales growth in the second half of 2018.”

Lauren Peters, Executive Vice President and Chief Financial Officer, added “We are encouraged by the results we delivered, including a return to growth on the top line combined with gross margin expansion. We maintained our disciplined approach to inventory management in the second quarter, which is enabling us to flow improving merchandise assortments into the business for back-to-school and the holidays.”

Non-GAAP Adjustments

During the second quarter, the Company recorded an incremental $3 million pre-tax charge related to the Company’s previously-disclosed pension litigation. The Company also recorded $2 million of tax benefits related to 1) an adjustment to the levy for the deemed repatriation of offshore earnings, and 2) changes in regulations which required the Company to record a reduction in tax expense related to foreign currency translation gains and losses of foreign businesses operated as branches. Excluding these items, the Company earned $0.75 per share during the second quarter on a non-GAAP basis, a 21 percent increase over the non-GAAP earnings of $0.62 per share in the comparable 13-week period in 2017. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Year-To-Date Results

Net income for the Company’s first six months of the year increased to $253 million, or $2.14 per share on a GAAP basis, compared to net income of $231 million, or $1.74 per share, for the corresponding period in 2017. On a non-GAAP basis, earnings per share for the six-month period totaled $2.21, a 12 percent increase compared to the same period in 2017. Year-to-date sales were $3,807 million, an increase of 2.8 percent compared to sales of $3,702

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million in the corresponding six-month period of 2017. Year-to-date comparable store sales decreased 1.2 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased 0.9 percent.

Financial Position

As of August 4, 2018, the Company’s merchandise inventories were $1,254 million, 2.8 percent lower than at the end of the second quarter last year. Using constant currencies, inventory decreased 2.4 percent.

The Company’s cash totaled $950 million, while the debt on its balance sheet was $124 million. The Company repurchased approximately 1.8 million shares for $93 million during the quarter and paid a quarterly dividend of $0.345 per share, spending $40 million.

Store Base Update

During the second quarter, the Company opened 13 new stores, remodeled or relocated 33 stores, and closed 21 stores. As of August 4, 2018, the Company operated 3,276 stores in 24 countries in North America, Europe, Australia, and New Zealand. In addition, 107 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 24, 2018, to review these results and discuss the outlook for the remainder of 2018. This conference call may be accessed live by dialing 1-800-936-2724 (U.S. and Canada) or +44 203-107-0289 (International), with the passcode 2282987, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 (U.S. and Canada) or +1 404-537-3406 (International) with passcode 2282987 through September 7, 2018. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2017 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 4, 2018 and July 29, 2017

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2018	2017	2018	2017
Sales	$1,782	$1,701	$3,807	$3,702

Cost of sales	1,243	1,198	2,602	2,519
SG&A	380	339	765	710
Depreciation and amortization	44	42	89	83
Litigation and other charges	3	50	15	50
Income from operations	112	72	336	340

Interest income, net	(1)	(1)	(3)	(1)
Other income	(2)	—	(5)	(1)
Income before income taxes	115	73	344	342
Income tax expense	27	22	91	111
Net income	$88	$51	$253	$231

Diluted EPS	$0.75	$0.39	$2.14	$1.74
Weighted-average diluted shares outstanding	117.1	132.0	118.1	132.3

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. In the following table, we have presented certain financial measures identified as non-GAAP, such as adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or which affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

Also, we present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our businesses that are not related to currency movements.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

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Non-GAAP Financial Measures

(unaudited)

Periods ended August 4, 2018 and July 29, 2017

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2018	2017	2018	2017

Sales	$1,782	$1,701	$3,807	$3,702

Pre-tax income:
Income before income taxes	$115	$73	$344	$342
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	3	50	15	50
Adjusted income before income taxes (non-GAAP)	$118	$123	$359	$392

After-tax income:
Net income	$88	$51	$253	$231
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $1, $20, $4 and $20 million, respectively (1)	2	30	11	30
U.S. tax reform (2)	(1)	—	(1)	—
Tax benefit related to enacted change in foreign branch currency regulations (3)	(1)	—	(1)	—
Adjusted net income (non-GAAP)	$88	$81	$262	$261

Earnings per share:
Diluted EPS	$0.75	$0.39	$2.14	$1.74
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.02	0.23	0.09	0.23
U.S. tax reform (2)	(0.01)	—	(0.01)	—
Tax benefit related to enacted change in foreign branch currency regulations (3)	(0.01)	—	(0.01)	—
Adjusted diluted EPS (non-GAAP)	$0.75	$0.62	$2.21	$1.97

Notes on Non-GAAP Adjustments:

(1)

The Company recorded pre-tax charges of $3 million and $15 million in the thirteen and twenty-six weeks ended August 4, 2018, respectively, in connection with its U.S. retirement plan litigation and required plan reformation. A pre-tax charge of $50 million was recorded in the thirteen and twenty-six weeks ended July 29, 2017 related to the same matter. As disclosed in the Company’s Annual Report on Form 10-K, the Company must reform the pension plan and the amount accrued will continue to increase with interest until paid, as mandated by the provisions of the required plan reformation. Accordingly, during the twenty-six weeks ended August 4, 2018, the Company recorded charges totaling $6 million representing this increase. Additionally, the amount accrued was increased during the first quarter of 2018 by $7 million reflecting updated estimates of the cost of reformation. Finally, we incurred $2 million in administrative costs associated with the reformation during the twenty-six weeks ended August 4, 2018.

The Company applied a marginal tax rate on the non-GAAP adjustment.

(2)

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions. The Company recognized, during the fourth quarter of 2017, a $99 million provisional charge for the mandatory deemed repatriation of foreign sourced net earnings and a corresponding change in our permanent reinvestment assertion under ASC 740-30. During the second quarter of 2018, the Company revised its provisional amount by approximately $1 million. Our accounting for the new legislation is not complete and we have made reasonable estimates for some tax provisions and will continue to make and refine calculations as additional analysis is completed.

We exclude the discrete U.S. tax reform effect from our adjusted diluted EPS as it does not reflect our ongoing tax obligations under U.S. tax reform.

(3)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. These regulations, which were promulgated in December 2016, changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 4,	July 29,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$950	$1,043
Merchandise inventories	1,254	1,290
Other current assets	320	311
	2,524	2,644
Property and equipment, net	842	821
Deferred taxes	108	167
Other assets	358	314
	$3,832	$3,946

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$408	$162
Accrued and other liabilities	313	308
	721	470
Long-term debt	124	126
Other liabilities	505	456
Total liabilities	1,350	1,052
Total shareholders' equity	2,482	2,894
	$3,832	$3,946

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Store and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			August 4,	Relocations/
	2018	Opened	Closed	2018	Remodels
Foot Locker US	910	1	10	901	24
Foot Locker Europe	636	11	4	643	23
Foot Locker Canada	111	—	4	107	7
Foot Locker Asia Pacific	98	2	3	97	5
Kids Foot Locker	436	2	7	431	4
Lady Foot Locker	85	—	11	74	—
Champs Sports	541	3	7	537	7
Footaction	260	2	6	256	4
Runners Point	118	3	3	118	1
Sidestep	83	—	2	81	1
SIX:02	32	—	1	31	—
Total	3,310	24	58	3,276	76

Selling and gross square footage are as follows:

	February 3, 2018		August 4, 2018
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,430	4,225	2,431	4,221
Foot Locker Europe	957	2,071	985	2,149
Foot Locker Canada	264	431	263	426
Foot Locker Asia Pacific	140	230	142	233
Kids Foot Locker	747	1,285	744	1,277
Lady Foot Locker	115	195	101	172
Champs Sports	1,934	2,994	1,917	2,978
Footaction	829	1,374	809	1,353
Runners Point	150	258	148	258
Sidestep	76	131	74	129
SIX:02	65	109	63	106
Total	7,707	13,303	7,677	13,302

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